UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
February 25, 2005

(Date of Earliest Event Reported: February 22, 2005)

EL PASO CGP COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-7176	74-1734212
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 22, 2005, El Paso Corporation issued a press release titled “El Paso Provides Update on Exploration and Production Activities.”  The release, among other things, provided information concerning December 31, 2004 proved oil and natural gas reserves.  The tables incorrectly reflect the inclusion of certain Brazilian reserves in El Paso CGP’s column of reserve information.  Those reserves are owned by El Paso Corporation, not El Paso CGP or El Paso Production Holding Company.

The release included a table under the heading "Year-End 2004 Proved Reserves" that reconciled proved reserves from December 31, 2003 to December 31, 2004 for El Paso Corporation, El Paso Production Holding Company (EPPH) and El Paso CGP Company (El Paso CGP).  A corrected table is set forth below:

	El Paso Corp.	EPPH	El Paso CGP

Bcf Equivalent at Jan. 1, 2004	2,474	1,541	933
Production	(298)	(167)	(122)
Net Sales	(29)	(25)	(4)
Additions	205	70	37
Revisions	(173)	(132)	(41)
Bcf Equivalent at Dec. 31, 2004[1]	2,181	1,288	804
PV10[2] ($MM)	$4,760	$2,756	$1,875

[1]
Approximately 71 percent of the December 31, 2004 proved reserves are developed and 82 percent are natural gas. The company utilized a year-end natural gas price of $6.22 per MMBtu and a year-end oil price of $43.45 per barrel to determine its present value calculations. Excludes reserves of discontinued operations of 161 Bcfe at January 1, 2004.

[2]	Present value discounted at 10 percent per annum. Note: Figures may not total due to rounding.

The release also included a table under the heading "Divisional Details-International" that set forth the proved reserves of El Paso Corporation, EPPH and El Paso CGP by region.  A table reflecting the corrected reserves information in Bcfe by region and registrant is set forth below:

	El Paso Corp.	EPPH	El Paso CGP

Onshore	1,196	1,084	112
Texas Gulf Coast	510	66	443
Offshore	261	137	124
International[1]	214	-	125
Total	2,181	1,288	804

[1] Excludes reserves of discontinued operations of 161 Bcfe at January 1, 2004.
Note: Figures may not total due to rounding.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CGP COMPANY

By:	/s/ Jeffrey I. Beason
Jeffrey I. Beason
Senior Vice President and Controller
(Principal Accounting Officer)

Dated:  February 25, 2005